Exhibit 10.33

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of January 3, 2017 by and between InVivo Therapeutics Holdings Corp., a Nevada corporation located at One Kendall Square, Suite B14402, Cambridge, MA 02139 (“InVivo”), and Lorianne Masuoka,  an individual residing at 142 Beverly Road, Chestnut Hill, MA 02467.

WHEREAS, InVivo operates a business that develops, markets and distributes certain products for the treatment of neurological diseases and has a specialized focus on spinal cord injuries, and

WHEREAS, InVivo desires to retain Consultant to provide the services specified herein, and Consultant wishes to be retained for such purposes on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the parties agree as follows:

1.         Services.  Consultant agrees to perform the services listed in Exhibit A hereto, as such may be amended in writing from time to time by the parties in accordance with the terms set forth herein (the “Services”).

2.         Payment.  In consideration of the Services performed by Consultant, InVivo agrees to pay Consultant in accordance with the terms listed in Exhibit A, or as that Exhibit may be amended from time to time by the parties in accordance with the terms set forth herein.  No other amounts shall be payable by InVivo to Consultant.  InVivo will pay Consultant within thirty (30) days after InVivo’s receipt and approval of Consultant’s invoice, provided that the invoice clearly lists and delineates the Services performed by Consultant and the time spent thereon.

The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred in performance of Consultant’s duties hereunder; provided such out-of-pocket expenses are approved in advance by the Company and further are supported by reasonable documentation. Such expenses shall not, on an individual basis, exceed five hundred dollars ($500) without the Company’s prior written approval.

3.         Warranties of Consultant. Consultant warrants that (a) the Services performed hereunder will be performed in accordance with any statutes, regulations, ordinances or contracts applicable to the Services covered hereunder, and will be performed in accordance with ordinary business custom and usage; (b) no deliverable shall contain any material owned by any third party, except as disclosed to InVivo in writing prior to Consultant’s incorporating such material into any deliverable, and that as to any such material, Consultant shall have all rights necessary to provide to InVivo the full, unrestricted benefits to such material as incorporated into the deliverable, including without limitation the right to use, market, distribute and copy, and to provide such rights to others; and (c) any Work Product (as defined below) shall not infringe any third party patent, copyright, trademark or misappropriate any third party trade secret or other intellectual property right.

4.         Term; Termination.  This Agreement shall have a term of six  (6) months commencing on January 3, 2017, provided that either party may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice to the other party.  Upon termination of this Agreement, InVivo shall pay Consultant all unpaid amounts due for Services completed prior to termination.  Any remedies for breach of this Agreement shall survive any termination or expiration.

5.         Relationship of the Parties.  Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract, except as expressly authorized in writing by an authorized representative of the other party.   InVivo will record payments to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and InVivo will not withhold any federal, state or local employment taxes on Consultant’s behalf.  Accordingly, Consultant is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold InVivo harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Consultant.  Consultant will not be considered an employee for purposes of any InVivo employment policy or any employment benefit plan, and Consultant will not be entitled to any benefits under any such policy or benefit plan.

6.         Assignment.  This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of InVivo.  Any attempt to do so shall be void.

7.         Notice.  All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.  Notices to InVivo will be addressed to the Chief Executive Officer, with a copy to the General Counsel.

8.         Non-Competition and Non-Solicitation.    During the period in which Consultant provides Services hereunder and for one (1) year thereafter, Consultant shall not, directly or indirectly, anywhere in the world, (i) as owner, manager, stockholder, consultant, director, officer, employee or in any other capacity, act for or for the benefit of any business entity which is developing or commercializing spinal cord injury treatments that could compete directly with InVivo’s products,  or (ii) solicit for employment, employ or otherwise utilize any InVivo employee whose work has involved contact with Consultant in connection with these Services unless InVivo consents in writing.  Consultant acknowledges that InVivo would not have retained Consultant if this Agreement had not contained Consultant’s covenants in this Section.

If the period of time or the area specified in this section shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof, or both shall be reduced, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Consultant violates any of the restrictions contained in this section, the restrictive period for such Consultant shall not run in favor of him from the time of the commencement of any such violation until such time as such violation shall be cured.

9.         Rights in Work Product.  All documentation, algorithms, program code, any inventions and ideas, written material or other property, tangible or intangible, arising out of or resulting from Consultant’s performance of this Agreement and all proprietary rights thereto, including copyright rights therein, (the “Work Product”) shall belong to InVivo immediately upon development.  As to copyrights, Consultant agrees that all deliverables shall be deemed a “work made for hire” and that InVivo shall be deemed the author thereof for copyright purposes; provided, however, that if any deliverable is at any time determined to not be a work made for hire, this Agreement shall be deemed an irrevocable assignment of the copyright to the entire Work Product.  Consultant shall at the request of InVivo execute all documents as are required to vest such ownership in InVivo.  Consultant irrevocably appoints InVivo as Consultant's attorney-in-fact to execute all such documents as are required by this Section.  Consultant shall treat all Work Product as Confidential Information of InVivo under Section 10 below.

10.         Confidential Information.  Any specifications, drawings, sketches, models, samples, data, computer programs or documentation, algorithms, program code, customer information or other technical or business information, (hereinafter referred to as “Confidential Information”) furnished or disclosed to Consultant hereunder shall be deemed the property of and, when in tangible form, shall be returned to InVivo.  Unless such Confidential Information was previously known to Consultant free of any obligation to keep it confidential, or has been or is subsequently made public by InVivo or a third party which had the right to do so, it shall be held in confidence by Consultant, shall be used only for the purposes of performing the Services hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing.

Consultant agrees that it will not at any time publish any Confidential Information that becomes know to it as a result of its relationship with InVivo which is, or pursuant to the terms hereof becomes, the property of InVivo or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent with the prior written consent of InVivo’s Chief Executive Officer.

During the Term and for a period of two (2) years thereafter, Consultant agrees to submit to InVivo for a period not to exceed sixty (60) days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by Consultant (each a “Proposed Publication”) which contains information relating to the Services, in sufficient time to enable InVivo to determine if patentable  inventions or Confidential Information would be disclosed.

During the Review Period, InVivo will notify Consultant whether InVivo desires to file a patent application on any invention disclosed in the Proposed Publication. In the event InVivo desires to file a patent application, Consultant will delay publication or disclosure of the Proposed Publication until the first of the following to occur: (1) the filing of a patent application covering such invention, (b) an agreement by InVivo and Consultant that no invention is disclosed in such materials, or (c) ninety (90) days after the date that InVivo received the Proposed Publication from Consultant.  Further, if InVivo reports to Consultant that the Proposed Publication contains Confidential Information, Consultant will remove such Confidential Information therein prior to any publication or disclosure.

11.         No Insider Trading.  Consultant is aware of and agrees to comply with the restrictions imposed by federal securities laws on the purchase or sale of InVivo’s securities by any person who has received material non-public information from or on behalf of InVivo and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell InVivo’s securities while in possession of such information.”

12.         No Conflicts.  Consultant hereby represents and warrants that Consultant has no commitments or obligations inconsistent with this Agreement.  Consultant hereby agrees to indemnify and hold InVivo harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the period during which Consultant’s services are engaged by InVivo,  Consultant will not enter into any Agreement (oral or written) which may be in conflict with this Agreement.

12.         Return of Property.  Upon InVivo’s request, Consultant shall, within five (5) calendar days of the date this Agreement terminates and regardless of the reason for the termination, return to InVivo all of InVivo’s property in Consultant’s possession or under Consultant’s control, including, but not limited to, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

13.         Liability insurance.  InVivo shall secure and maintain limited liability insurance sufficient to cover Consultant and the Services of this Agreement for the duration of the Term.

14.         Miscellaneous.  Any breach of Section 8 or 10 will cause irreparable harm to InVivo for which damages would not be an adequate remedy, and, therefore, InVivo will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the federal courts located within the Commonwealth of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.    In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.  This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded.  Sections 3, 5, 8, 9, 10, 12 and 14 shall survive the termination or expiration of this Agreement for any reason. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

INVIVO THERAPEUTICS HOLDINGS CORP.		LORIANNE MASUOKA

By:	/s/ Mark Perrin	/s/ Lorianne Masuoka
	Mark Perrin	Lorianne Masuoka
Chairman and Chief Executive Officer

EXHIBIT A

SERVICES

Consultant will provide services to InVivo related to the following areas, as well as any other areas that she and InVivo’s CEO agree upon:

A)  Continuous availability for clinical site questions on any clinical subjects or potential clinical subjects (“Continuous Availability”).

B)  Ad hoc advice requested by InVivo that is that is not covered by Subsection A (“Ad Hoc Advice”).

(the Continuous Availability and Ad Hoc Advice constitute the “Services”).  Dr. Masuoka will make herself available to perform the Services at such time or times and location or locations as may be mutually agreed.

FEES AND OTHER PAYMENTS

In exchange for her Continuous Availability, InVivo will pay Consultant a pro-rated monthly retainer of fifteen thousand dollars ($15,000) until a new permanent CMO begins employment at InVivo.

In addition, InVivo will pay Consultant at the rate of $500 per hour for any Ad Hoc Advice that the Company asks her to provide.